Exhibit 10 (b)
CONSULTING AGREEMENT
This Consulting Agreement (the “Agreement”) is made and entered as of December 5, 2008 (the “Effective Date”) by and between JOEL T. MURPHY (“Executive”), an individual resident of the state of Georgia, and COUSINS PROPERTIES INCORPORATED (“Company”), a Georgia corporation.
WITNESSETH:
     WHEREAS, Executive has notified Company that he will retire from the Company effective as of December 31, 2008; and
     WHEREAS, Company and Executive intend to create a consulting arrangement between Company and Executive where Company may request personal services from Executive and Executive agrees to provide such services, subject to the specific terms of this Agreement; and
     WHEREAS, Executive desires and intends to make other and further promises to Company in exchange for other and further agreed to consideration from and promises by Company; and
     WHEREAS, the parties desire to state in a single document their understandings and agreements with respect to the subject matter hereof;
     NOW, THEREFORE, in consideration of the covenants, promises and agreements set forth herein, and good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties to this Agreement agree as follows:
1.	Retirement.
(a)	The parties agree that Executive shall retire and his employment with Company and any of its parents, subsidiaries or affiliates will cease effective at the end of the business day on December 31, 2008 (the “Retirement Date”). As of the Retirement Date, Executive’s employment, and his authority to act for or on behalf of Company or any of its parents, subsidiaries, or affiliates, shall be and is terminated.

(b)	Executive agrees that, upon his retirement, he will immediately return to Company all property, equipment, funds, lists, books, records and other materials of Company in Executive’s possession; provided that Executive may retain an electronic and a paper copy of his list of professional and personal contacts.
2.	Term of Consultancy

Executive and Company acknowledge and agree that from January 1, 2009 until December 31, 2010, Company may, in its sole discretion, request that Executive personally provide it consulting services based on his experience and knowledge regarding the development, acquisition, financing, management, leasing and sale of real estate. Executive agrees to provide such services on a non-exclusive basis in any reasonable manner and within any reasonable timeframe as may be requested by Company taking into account Executive’s other professional and personal commitments; provided, however, if Executive reasonably believes that complying with any request for consulting services by the Company would cause a professional, personal and/or ethical conflict for Executive then he shall so notify the Company, in writing, of the nature of the conflict, in a manner and with sufficient detail such that Company can reasonably consider whether any modification of its request may be made so as to eliminate such conflict for Executive. If no such modification is made by Company after receiving notice of a conflict by Executive, or if the request by Company (with or without modification by Company) creates an unavoidable professional, personal and/or ethical conflict for Executive, Executive is not obligated by this Agreement or otherwise to provide the requested consulting services to Company and shall not be in breach of this Agreement for failing or refusing to provide such consulting services. Notwithstanding the forgoing, Executive shall not be obligated to provide any requested consulting services to the Company and shall not be in breach of this Agreement if Executive determines that providing such services would impair his ability to obtain employment and Executive gives written notice of such determination to Company.
3.	Consideration for Covenants by Executive.

Subject to Paragraphs 8 and 9 of this Agreement, as of the Release Effective Date (as defined in the Waiver and Release attached hereto as Exhibit A), Company shall provide Executive with the following consideration in exchange for Executive’s promises and covenants contained in this Agreement:
(a)	Company will pay Executive $350,000.00, subject to applicable withholdings.

(b)	With regard to all stock options issued to Executive under Company’s 1999 Incentive Stock Plan (the “Stock Plan”) that are currently vested, or will become vested for Executive on or prior to December 31, 2008, the Company agrees that it will modify such options to allow Executive the right to exercise such options within the stated term of the stock options (i.e., generally the balance of the 10 year exercise period) rather than within one (1) year of December 31, 2008 (i.e., the rule that would otherwise apply following retirement of Executive as set forth in the Stock Plan). Executive understands and agrees that he shall not receive and is not entitled to receive any additional stock, stock option or restricted stock option grants after December 31, 2008.

(c)	With regard to the performance conditioned Restricted Stock Unit (“RSU”) grant to Executive dated as of February 20, 2006 pursuant to the 2005 Restricted Stock Unit Plan, Company agrees that it will amend the grant as provided in Exhibit B.

(d)	Company will reimburse Executive for amounts expended by Executive to purchase (via COBRA) health insurance benefits through Company for up to the earlier of (i) eighteen (18) months after the Retirement Date or (ii) the date on which Executive becomes employed with an employer with whom Executive is eligible for health insurance benefits provided through that employer or (iii) the date Executive is no longer eligible for COBRA. Executive will tender reasonable and satisfactory proof of such expenditures, if any, to Company within thirty (30) days of such expenditure, and Company will reimburse Executive for such expenses within thirty (30) days of receipt of such proof. Executive also agrees to inform Company of his becoming employed with an employer with whom Executive is eligible for health insurance benefits provided through that employer immediately upon beginning such employment.

(e)	Executive will be eligible to receive a bonus and a contribution to the Company’s profit sharing plan for his employment with Company from January 1 through December 31, 2008; provided, however, that Executive acknowledges that any such bonus payments or contributions are within the sole discretion of the Compensation, Succession, Nominating and Governance Committee of the Company’s Board of Directors and may in fact not be granted to Executive; provided, further, however, notwithstanding the foregoing, if a bonus for 2008 is awarded to any of the Company’s 2008 “named executive officers” (i.e., those officers who’s compensation was disclosed by the Company in its 2008 Proxy Statement to shareholders: Tom Bell, Dan Dupree, Jim Fleming, Larry Gellerstedt and Executive) then the Executive will receive a bonus for 2008 in an amount not less than the product of (i) his target bonus amount for 2008 multiplied by (ii) the average 2008 bonus award (expressed as a percent of target) made to such named executive officers other than Executive. Such bonus and profit sharing contribution, if any, will be paid in 2009 at the time and in the manner as other similar bonuses and contributions are paid to other then-employed 2008 named executive officers.
4.	Confidentiality.

Executive acknowledges his continuing obligations after his retirement from Company under the Company’s Code of Conduct regarding the use, copying, disclosure or other distribution of any “Confidential Information” (as defined in the Code of Conduct) and any “Trade Secret” (as defined in the Code of Conduct).

5.	Non-Recruitment of Employees.

Executive covenants and agrees that prior to June 30, 2009, he will not (without the prior written consent of the Company) directly or indirectly solicit or attempt to solicit any current employee of the Company with whom Executive had personal contact during Executive’s employment with the Company to terminate or lessen that party’s affiliation with the Company or to violate the terms of any agreement or understanding between such employee and the Company; provided, for clarity, this covenant shall not apply to any employee who (i) responds to any public advertisement or (ii) has been terminated by the Company prior to any discussion with Executive regarding such matters. Executive hereby acknowledges and agrees (i) that this Paragraph 5 is reasonable as to time and scope given the Company’s need to protect its business and personnel and (ii) that Executive has substantial experience and knowledge such that Executive can readily obtain subsequent employment without violating this Paragraph 5. This covenant shall be presumed to be enforceable, and any reading causing unenforceability shall yield to a construction permitting enforcement. Executive acknowledges and agrees that any breach by Executive of this covenant will cause irreparable damage to the Company, the exact amount of which will be difficult to determine, and that the remedies at law for any such breach will be inadequate. Accordingly, Executive agrees that, in addition to any other remedy that may be available at law, in equity, or hereunder, the Company shall be entitled to specific performance and injunctive relief, without posting bond or other security to enforce or prevent any violation of this Paragraph 5 by Executive. The existence of any claim or cause of action by Executive against the Company shall not constitute a defense to enforcement of this Paragraph 5 by injunction.

6.	No Disclosure of Terms of Agreement.

Executive agrees that until disclosed by the Company the terms and conditions of this Agreement are confidential, and may not and will not be disclosed by him at any time, under any circumstances, without the express written consent of the Company. Nothing in this Paragraph shall prohibit Executive from disclosing or discussing this Agreement with his spouse, attorneys, or tax accountants, provided that any such individuals are also informed and agree to abide by this non-disclosure provision, or from disclosing the terms of this Agreement if legally compelled to do so by a court of competent jurisdiction.

7.	Future Cooperation.

Executive agrees and covenants that he shall, to the extent reasonably requested in writing by Company, cooperate with and assist Company in any pending or future litigation in which Company is a party, and regarding which Executive, by virtue of his employment with Company, has factual knowledge or information relevant to said litigation, including, but not limited to, acting as Company’s representative in any said litigation. Executive further agrees and covenants that, in any such litigation, he shall provide, without the necessity for subpoena, in any jurisdiction in which Company requests, truthful testimony relevant to said litigation. The Company will reimburse Executive for reasonable expenses incurred with regard to such cooperation and assistance.

8.	Waiver and Release.

The Company’s obligations under this Agreement, whether to pay any benefits or make any payments or take any actions or otherwise, are expressly conditioned on the Company’s receipt of an effective Waiver and Release in the form attached hereto as Exhibit A, that has been duly executed and delivered by Executive on or after the Retirement Date and that has not been revoked within the applicable revocation period contained therein. If Executive fails to deliver an executed Waiver and Release in the form attached hereto as Exhibit A to the Company by 5:00pm on Friday, January 23, 2009 or at any time revokes such Waiver and Release, under the terms set forth therein, then this Agreement shall terminate on such date, and neither Executive nor the Company shall have any obligations under this Agreement.

9.	Forfeiture and Return of Consideration.

Executive agrees that if he violates the provisions of this Agreement or the Waiver and Release, he will immediately forfeit any portions of the consideration described in Paragraph 3 of this Agreement that have not already been paid or distributed. However, nothing in this Agreement shall preclude Company from seeking and receiving such other monetary and equitable relief as allowed by law for Executive’s violations of this Agreement, including reimbursement of payments previously made hereunder or revocation of actions taken pursuant to the terms hereof.

10.	Release by the Company.

As of the Release Effective Date (as that term is defined in the Waiver and Release in the form attached hereto as Exhibit A), the Company hereby knowingly and voluntarily releases, discharges, and covenants not to sue Executive or any of his heirs, administrators, executors, personal representatives, beneficiaries or assigns (collectively referred to herein as the “Executive Releasees”) from and for all claims, liabilities, demands, and causes of action, known or unknown, fixed or contingent, of any nature whatsoever, which the Company or its predecessors, successors, parents, subsidiaries, affiliates, and divisions, and their respective current and former employees, officers, directors, shareholders, partners, trustees, representatives, attorneys, and agents ever had, now has, or may have or claim to have against the Executive Releasees arising from or related to events which occurred from the beginning of time to the execution of this Waiver and Release (in the form attached hereto as Exhibit A). The Company hereby represents and warrants that the Company has not assigned, transferred, or hypothecated or purported to assign, transfer, or hypothecate any claim or matter herein released, disclaimed, discharged or terminated. The Company understands and agrees that this release does not constitute an admission of liability, wrongdoing, or unlawful conduct on the part of Executive.

11.	Miscellaneous.
(a)	Assignment. This Agreement is assignable in whole or in part to any subsidiaries or affiliates of Company or to any successor to Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise. This Agreement is not assignable by Executive other than to his estate, heirs or beneficiaries.

(b)	Modification. No provision of this Agreement may be changed, altered, modified or waived except in writing signed by Executive and the Company.

(c)	Severability. Except as noted herein, should any provision of this Agreement be declared or determined by any court of competent jurisdiction to be unenforceable or invalid for any reason, the validity of the remaining parts, terms or provisions of this Agreement shall not be affected thereby and the invalid or unenforceable part, term or provision shall be deemed not to be a part of this Agreement.

(d)	Reformation. If any of the covenants or promises of this Agreement are determined by any court of law or equity, with jurisdiction over this matter, to be unreasonable or unenforceable, in whole or in part, as written, the parties hereby consent to and affirmatively request that said court reform the covenant or promise so as to be reasonable and enforceable and that said court enforce the covenant or promise as reformed.

(e)	Applicable Law. This Agreement has been entered into in and shall be governed by and construed under the laws of the state of Georgia (except to the extent that its choice of law rules would apply the laws of another state).

(f)	Consent to Jurisdiction. Executive consents and waives any objection to personal jurisdiction and venue in the federal and state courts in Georgia in any action by Company to enforce this Agreement.

(g)	Attorneys’ Fees and Costs. Should either party be required to commence an action in any court of competent jurisdiction to enforce this Agreement, such party shall be entitled to recover its attorneys’ fees and costs, to the extent that such party is the prevailing party.

(h)	Headings and Captions. The headings and captions used in this Agreement are for convenience of reference only, and shall in no way define, limit, expand or otherwise affect the meaning or construction of any provision of this Agreement.

(i)	Waiver. The waiver by any party to this Agreement of a breach of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent or simultaneous breach of the same or different provisions.

(j)	Entire Agreement. This Agreement, including all Exhibits attached hereto, constitutes a single integrated contract expressing the entire agreement of the parties hereto. There are no other agreements, written or oral, express or implied, between the parties hereto, concerning the subject matter hereof.

(k)	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

JOEL T. MURPHY
/s/ Joel T. Murphy		DATE: December 5, 2008
Joel T. Murphy

COUSINS PROPERTIES INCORPORATED		DATE: December 5, 2008
By:	/s/ Lawrence B. Gardner
Lawrence B. Gardner
Senior Vice President — Human Resources

Exhibit A
Waiver and Release
     The attached Waiver and Release will be given to Joel T. Murphy (“Executive”), in conjunction with and as contemplated by the Consulting Agreement, dated as of the 5th day of December, 2008, by and between Executive and Cousins Properties Incorporated.

WAIVER AND RELEASE
     This Waiver and Release (this “Release”) is executed and delivered by Joel T. Murphy (“Executive”), an individual resident of the state of Georgia as of the date set forth below his signature on the last page of this Release.
WITNESSETH:
     WHEREAS, Executive is a party to that certain Consulting Agreement (the “Agreement”), dated as of the 5th day of December, 2008, by and between Executive and Cousins Properties Incorporated, a Georgia corporation (including any subsidiaries, parents, affiliated entities, successors and assigns) (hereinafter referred to as the “Company”); and
     WHEREAS, pursuant to the Agreement, Executive is entitled to receive certain consideration and benefits after his retirement from the Company on and after December 31, 2008, in exchange for certain promises and actions by Executive, as defined in the Agreement; and
     WHEREAS, a condition to Executive’s receipt of the consideration and benefits provided under the Agreement is Executive’s execution and delivery of this Release; and
     WHEREAS, the consideration and benefits Executive will receive under the Agreement are benefits Executive would not receive from the Company if Executive elected not to execute and deliver this Release; and
     WHEREAS, Executive desires to execute and deliver this Release in accordance with the Agreement and intends to release all claims Executive may have against the Company or any successor in interest thereto as set forth herein;
     NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and in the Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive agrees as follows:
1.	General Release and Covenant Not to Sue.

Executive hereby knowingly and voluntarily releases, discharges, and covenants not to sue the Company, and its predecessors, successors, parents, subsidiaries, affiliates, and divisions, and their respective current and former employees, officers, directors, shareholders, partners, trustees, representatives, attorneys, and agents (collectively referred to herein as “Releasees”) from and for all claims, liabilities, demands, and causes of action, known or unknown, fixed or contingent, of any nature whatsoever, which Executive, or his heirs, administrators, executors, personal representatives, beneficiaries or assigns ever had, now has, or may have or claim to have against the Releasees arising from or related to events which occurred from the beginning of time to the execution of this Release. This includes, but is not limited to, violations of any and all federal statutes or regulations, such as the Age Discrimination in Employment Act, violations of any state statutes, any regulation or local ordinance, and any other claims under state law for wages, compensation or benefits, or arising in tort or contract. This Release does not release any claim that may arise from events which occur after the date of execution of this Release. Executive also does not release claims to any benefits that Executive is already entitled to receive under the Agreement or any right Executive has to benefits under the Consolidated Omnibus Budget Reconciliation Act. However, nothing in this Release or in the Agreement is intended to or shall be construed to require the Company to institute or continue in effect any particular plan or benefit sponsored by the Company, and the Company hereby reserves the right to amend or terminate any of its benefit plans at any time in accordance with the procedures set forth in the applicable plans or agreements.
2.	Assignment of Claims.

Executive hereby represents and warrants that Executive has not assigned, transferred, or hypothecated or purported to assign, transfer, or hypothecate any claim or matter herein released, disclaimed, discharged or terminated.

3.	Denial of Liability.

Executive understands and agrees that this Release does not constitute an admission of liability, wrongdoing, or unlawful conduct on the part of the Company.

4.	Miscellaneous.
(a)	Assignment. This Release is assignable by the Company in whole or in part to any subsidiaries or affiliates of the Company or to any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise. This Release is not assignable by Executive.

(b)	Modification. No provision of this Release may be changed, altered, modified or waived except in writing signed by Executive and the Company’s Senior Vice President of Human Resources, which writing shall specifically reference this Release and the provision which the parties intend to waive or modify.

(c)	Severability. Except as noted below, should any provision of this Release be declared or determined by any court of competent jurisdiction to be unenforceable or invalid for any reason, the validity of the remaining parts, terms or provisions of this Release shall not be affected thereby and the invalid or unenforceable part, term or provision shall be deemed not to be a part of this Release.

(d)	Reformation. If any of the covenants or promises of this Release are determined by any court of law or equity with jurisdiction over this matter to be unreasonable or unenforceable, in whole or in part, as written, the parties hereby consent to and affirmatively request that said court reform the covenant or promise so as to be reasonable and enforceable and that said court enforce the covenant or promise as reformed.

(e)	Applicable Law. This Release has been entered into in and shall be governed by and construed under the laws of the State of Georgia without regard to choice of law rules.

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(f)	Consent to Jurisdiction and Venue. Executive consents and waives any objection to personal jurisdiction and venue in the federal and state courts in Georgia in any action by Company to enforce this Agreement.

(g)	Attorneys’ Fees and Costs. Should Executive or the Company be required to commence an action in any court of competent jurisdiction to enforce this Release, such party shall be entitled to recover its attorneys’ fees and costs, to the extent that such party is the prevailing party.

(h)	Headings and Captions. The headings and captions used in this Release are for convenience of reference only, and shall in no way define, limit, expand or otherwise affect the meaning or construction of any provision of this Release.

(i)	No Waiver. The waiver by the Company of a breach of any of the provisions of this Release shall not operate or be construed as a waiver of any subsequent or simultaneous breach of the same or different provisions.

(j)	Counterparts. This Release may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.
5.	Understanding.

Executive warrants and agrees that:
(a)	Executive has been given a period of at least twenty-one (21) calendar days to consider the terms of this Release and that Executive has been, and hereby is advised in writing to seek the advice of an attorney regarding the content and effect of this Release. In the event Executive delivers to the Company an executed Release before the end of the twenty-one (21) calendar day consideration period, Executive has voluntarily waived the right to the full twenty-one (21) calendar day period, and Executive’s decision to do so is knowing and voluntary and not induced through fraud, misrepresentation or threat to withdraw or alter the offer prior to the expiration of the twenty-one (21) calendar day period;

(b)	Executive has a period of seven (7) calendar days following the date on which Executive delivers this Release to revoke the Release;

(c)	If Executive chooses to revoke this Release, Executive must provide written notification of such revocation to Lawrence B. Gardner, Senior Vice President of Human Resources, Cousins Properties Incorporated, 191 Peachtree Street, Suite 3600, Atlanta, Georgia, 30303-1740, and such notice must be received by close of business on the 7th day following the date Executive signed this Release in order to be effective;

(d)	Executive has been and hereby is advised that this Release shall not become effective or enforceable until the next business day after the end of any applicable revocation period set forth herein (the “Release Effective Date”) or in the Agreement;

(e)	Executive has carefully read and fully understands all of the provisions of this Release;

(f)	Executive knowingly and voluntarily agrees to all the terms set forth in this Release and intends to be legally bound by the same;

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(g)	Executive is, through this Release, releasing the Releasees from any and all claims Executive may have against the Company, except to the extent expressly provided otherwise herein; and

(h)	In entering into this Release, Executive relies wholly upon Executive’s own judgment and has not been influenced by any statement made by the Company or by any person representing or employed by the Company.
     IN WITNESS WHEREOF, the undersigned has executed this Release as of the date set forth below.

“Executive”
/s/ Joel T. Murphy
Name:	Joel T. Murphy

Date:	January 2, 2009

     Acknowledged and Accepted by the Company, as defined in the Release.

By:	/s/ Robert M. Jackson
	Name:	Robert M. Jackson
	Title:	Senior Vice President
	Date:	January 2, 2009

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Exhibit B
Form of Amendment to the February 20, 2006 Restricted Stock Unit Grant
     The attached Amendment Number One to Restricted Stock Unit Certificate (“Amendment”) will be given to Joel T. Murphy (“Executive”), in conjunction with and as contemplated and agreed to by the Consulting Agreement, dated as of the 5th day of December, 2008, by and between Executive and Cousins Properties Incorporated.

EXHIBIT B
AMENDMENT NUMBER ONE TO
RESTRICTED STOCK UNIT CERTIFICATE
     This Amendment Number One to Restricted Stock Unit Certificate (“Amendment”) is made and entered as of January 12, 2009 by and between Joel T. Murphy (“Key Employee”) and Cousins Properties Incorporated (“CPI”).
WITNESSETH:
     WHEREAS, CPI adopted its 2005 Restricted Stock Unit Plan (“Plan”) to provide restricted stock unit awards to certain key employees, including Key Employee, subject to such terms and conditions as set forth in the restricted stock unit certificates with such key employees;
     WHEREAS, pursuant to the Plan, CPI entered into a Restricted Stock Unit Certificate (“Certificate”) with Key Employee which evidences the grant by CPI to Key Employee of an award (“Award”) of 100,000 Restricted Stock Units with a Grant Date of February 20, 2006, which award is subject to such vesting and other conditions as set forth in the Certificate;
     WHEREAS, the number of Restricted Stock Units subject to the Award has been (and may again at some time in the future be) adjusted in accordance with the terms of the Plan and/or the Certificate;
     WHEREAS, Key Employee desires to retire from CPI effective December 31, 2008;
     WHEREAS, in connection with Key Employee’s resignation, CPI and Key Employee have agreed to amend the terms of the Certificate effective on the Release Effective Date (as such term is defined in the Waiver and Release which is attached as Exhibit A to the Consultancy Agreement by and between CPI and Key Employee dated November [     ], 2008) (“Release Effective Date”) to waive the requirement that Key Employee remain employed through the last date of the Applicable Period (as defined in the Certificate) to vest in the Award, to reduce the number of Restricted Stock Units subject to the Award, and to provide for certain additional amendments if the restricted stock unit certificate with performance conditions between CPI and Larry Gellerstedt dated February 20, 2006 (“Gellerstedt Certificate”) is amended;
     NOW, THEREFORE, pursuant to the power to amend reserved in the Plan, the Certificate is hereby amended as follows effective as of the Release Effective Date:
§ 1
     The number of Restricted Stock Units subject to the Award shall be reduced to 57% of the number of Restricted Stock Units otherwise payable pursuant to the Award,

rounding any fractional Restricted Stock Units down to the next whole number of Restricted Stock Units.
§ 2
     The requirement in § 4(a) of the Certificate that Key Employee remain continuously employed by CPI for the entire Applicable Period to vest with respect to the Restricted Stock Units is hereby waived.
§ 3
     If CPI and Larry Gellerstedt agree to amend the Gellerstedt Certificate in any manner whatsoever, CPI must timely offer to amend the Certificate in the same manner and effective as of the same effective date as the amendment to the Gellerstedt Certificate. Key Employee shall have seven (7) days after receipt of the offer to agree to the amendment. Any terms agreed to by Larry Gellerstedt as a condition to the amendment to the Gellerstedt Certificate (whether or not such terms are expressed as part of the Gellerstedt Certificate) shall be imposed on Key Employee as a condition to the amendment of the Certificate; provided, that any such condition shall not apply to Executive if it cannot be satisfied by Executive because he is no longer employed by CPI.
§ 4
     Except as set forth in this Amendment, the Certificate shall continue in full force and effect. If no Release Effective Date occurs, this Amendment shall be null and void ab initio.
     IN WITNESS WHEREOF, CPI and Key Employee have caused this Amendment to be executed this 20th day of January, 2009.

Cousins Properties Incorporated
(Corporate Seal)	By:	/s/ Robert M. Jackson
		Title:	Senior Vice President & General Counsel

Attest:
By:	/s/ Chuck Olderman
	Title:	Senior Vice President & Assistant Secretary

Joel T. Murphy

/s/ Joel T. Murphy